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                                                                   EXHIBIT 10.22

                                      EIS
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                                          140 EAST DANA ST.    TEL  650-969-5212
                                          MOUNTAIN VIEW        FAX  650-969-4136
                                          CALIFORNIA 94041     WWW\EISINET.COM

September 16, 1998

Paul Peck
Proline Systems
1233 120th Avenue N.E.
Bellevue, WA 98005

Dear Paul:

This communication will serve as our Letter of Intent with respect to the acquisition (the "transaction") by Electronic Integrated Solutions, Inc. ("Buyer"), a California corporation, of the entire equity interest in Proline Industries, Inc. ("Proline") on the following basis:

1. It is contemplated that the transaction will be structured as a purchase of the outstanding capital stock of Proline Industries, Inc.

2. The aggregate purchase price (the "purchase price") for the entire equity interest in Proline will be $6,400,000, with the entire amount payable at the closing date (the "Closing Date") of the transaction.

3. As part of the transaction, the Buyer and Paul Peck will negotiate and enter into a one year employment contract, which can be extended by mutual agreement.

4. You have previously delivered to Buyer certain financial statements and projections of future operating results. Buyer is relying on the accuracy of the historical information contained therein in proceeding with the transaction. In addition, you have advised Buyer that Proline has, and at the closing will have, no material liabilities, contingent or otherwise, except for liabilities disclosed in the financial information submitted or incurred subsequent to the date thereof in the ordinary course of business, consistent with past practice.

5. The transaction is subject to negotiation and execution of a definitive Purchase Agreement and related agreements acceptable in form and substance to Buyer and Seller containing, among other things, terms, representations, warranties, covenants, agreements and conditions customary for transactions of this type; and further due diligence by Buyer.

6. This offer represents a substantial commitment by Buyer of its time, effort and financial resources to the transaction rather than to alternative acquisition opportunities available to it. Accordingly, you have committed to Buyer that, until the earliest to occur of (i) consummation of the transaction, (ii) the termination of our negotiations, or (iii) October 31, 1998, you will not, and will cause Proline not to solicit, encourage, or initiate any discussions with, or provide any information to any person, entity or group, other than Buyer and its employees or agents, concerning any merger, consolidation, sale of significant or substantial assets or similar transaction involving Proline or any sale of shares of capital stock involving Proline. You will immediately advise Buyer if you receive any acquisition proposal from any other person, entity or group.
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7.  It is understood and agreed that this Letter of Intent constitutes only a statement of our mutual intentions with respect to the transaction, does not contain all matters upon which agreement must be reached in order for the transaction to be consummated and, therefore, does not constitute a binding commitment with respect to the transaction itself. A binding commitment with respect to the transaction itself can result only from execution of definitive agreements, subject to the conditions expressed therein. Notwithstanding the two preceding sentences of this paragraph 7, it is expressly agreed by the parties hereto that the provisions of paragraph 6 are fully binding upon the execution of this Agreement in Principle.

8. Buyer and Seller will pay their own expenses incurred in connection with the preparation, negotiations, execution and delivery of this Agreement in Principle, the definitive Purchase Agreement and all related agreements and the consummation of this transaction.

If the foregoing accurately summarizes our understanding, we request that you execute the enclosed copy of this letter and return it to the undersigned.

Sincerely,


/s/ DONALD J. ESTERS
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Donald J. Esters
Chairman and CEO
EIS



Accepted and agreed to this 5th day of October, 1998.



By:  /s/ PAUL PECK
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     Paul Peck


By:  /s/ CECIL GRAY
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     Cecil Gray